Exhibit 10.24

AMENDMENT

This Amendment (the “Amendment”) to the Agreement (as that term is defined in the next paragraph) is made as of the 20th day of April, 2004 by and between Midwest Merger Management, LLC, a Kentucky limited liability company (“Midwest”) and Logistics Management Resources, Inc., a publicly owned Colorado corporation (the “Company”). Midwest and the Company are hereinafter collectively referred to as the “Parties”.

WHEREAS, in January 1999, Midwest, the Company, Danny L. Pixler and Logistics Management LLC entered into a Share Exchange Agreement (the “Exchange Agreement”) whereby the parties agreed to exchange an aggregate of 9,900,000 shares of the Company’s common stock, no par value per share, for an aggregate of 990,000 shares of the Company’s Series A Preferred Stock, no par value per share, (the “Preferred Stock”) without any stated provisions for the liquidation, redemption or conversion thereof; and

WHEREAS, subsequent to the date of the Exchange Agreement, Midwest acquired all of the shares of Preferred Stock previously owned by Danny L. Pixler and Logistics Management LLC, thereby becoming the sole owner of all of the issued and outstanding shares of Preferred Stock; and

WHEREAS, the Parties desire to amend the Exchange Agreement on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for good and valuable consideration the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

1. Amendment. The Parties hereby amend the Agreement to grant to Midwest the exclusive right, exercisable on or before December 15, 2005, to convert each share of Preferred Stock into ten shares of the Company’s common stock, no par value per share (the “Common Stock”) on five days prior notice to the Company. Any shares of Preferred Stock not voluntarily converted by Midwest shall be and be deemed to be converted on December 31, 2005. The exchange, in minimum tranches of 90,000 shares of Preferred Stock for 900,000 shares of Common Stock, shall be consummated at the office of the Company’s transfer agent. The exchange shall be consummated by Midwest surrendering whole certificates for shares of Preferred Stock duly endorsed in blank to the Company’s transfer agent accompanied by a duly executed Notice of Conversion together with the name or names in which shares of Common Stock are to be issued. The shares of Preferred Stock shall be deemed to have been converted as of the date of the surrender of such shares for conversion or the close of business on December 31, 2005, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock on such date. All shares of Preferred Stock which shall have been converted into Common Stock as herein provided shall not be reissued as shares of Preferred Stock but shall have the status of authorized and unissued shares of Preferred Stock undesignated as to the series.

2. Consideration. In consideration for the Company granting to Midwest the right to convert the Preferred Stock to Common Stock, Midwest hereby covenants and agrees to continue to serve as the principal financier of the obligations, liabilities and accounts payable of the Company and to succeed Brentwood Capital Corp., a New York corporation, that indicated it no longer desires to function in that capacity.

3. Confirmation of the Agreement. Except as herein modified, the Parties hereby reconfirm the validity and enforceability of the Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the day and year first above written.

LOGISTICS MANAGEMENT RESOURCES, INC

By:	/s/ Danny L. Pixler
Danny L. Pixler, President

MIDWEST MERGER MANAGEMENT, LLC

By:	/s/ Michele Brown
Michele Brown, Managing Member

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